Exhibit 23.2

FAX (303) 623-4258

621 SEVENTEENTH STREET SUITE 1550 DENVER, COLORADO 80293 TELEPHONE (303) 623-9147

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS

As independent petroleum engineers, we hereby consent to the reference of our firm and the use of information contained in our reports relating to the proved gas and oil reserves of QEP Energy Company in the Annual Report on Form 10-K of QEP Resources, Inc. as of the years ended December 31, 2008, 2009, 2010 and 2011 and to the inclusion of our report dated February 1, 2012 as an exhibit to the Annual Report on Form 10-K. We further consent to the incorporation by reference thereof into Registration Statement Nos. 333-165805 on Form S-3, 333-167726 and 333-167727 on Form S-8.

/s/ Ryder Scott Company, L.P.

Ryder Scott Company, L.P.

Denver, Colorado
February 24, 2012